CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-185429 on Form S-8 of our report dated June 17, 2015 with respect to the financial statements and supplemental schedules of the Trane 401(k) and Thrift Plan included in this Annual Report on Form 11-K for the year ended December 31, 2014.

/s/ Dixon Hughes Goodman LLP
Charlotte, North Carolina
June 17, 2015